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                                                                    Exhibit 23.1


                           [KPMG LOGO AND LETTERHEAD]


The Board of Directors
Annuity and Life Re (Holdings), Ltd.


We consent to the incorporation by reference in the registration statement on Form S-8 (File No. 333-76229) of Annuity and Life Re (Holdings), Ltd. of our report dated February 11, 2002, relating to the consolidated balance sheets of Annuity and Life Re (Holdings), Ltd. and subsidiaries as of December 31, 2001 and 2000, and the related consolidated statements of operations, comprehensive income, changes in stockholders' equity and cash flows for the three year period ended December 31, 2001 and the related schedule, which report appears in the December 31, 2001 Form 10-K of Annuity and Life Re (Holdings), Ltd.


/s/ KPMG

KPMG
Hamilton, Bermuda
March 27, 2002

[KPMG LOGO]